Exhibit 99.1

Key Link Assets Corp. Announces Name Change to Foothills Exploration, Inc.

DENVER, CO—(Marketwired - August 05, 2016) - Key Link Assets Corp. (KYLK), an independent oil and gas exploration company engaged in the acquisition and development of oil and natural gas properties in the Rockies and Mid-Continent, announced today that the Financial Industry Regulatory Association [FINRA] confirmed the below listed corporate actions requested by us:

•	Daily List Announcement Date: August 4, 2016
•	New Name: Foothills Exploration, Inc.
•	New Symbol: FTXP
•	New CUSIP: 34512J108
•	Market Effective Date: August 5, 2016

"The new name — Foothills Exploration, Inc. — allows us to emphasize that we are engaged in the acquisition and development of producing oil and gas properties," said B.P. Allaire, Interim Chief Executive Officer of Foothills Exploration, Inc. "We are committed to continue with our acquisition of distressed and undervalued oil and gas assets that, in our opinion, will create shareholder value."

About Foothills Exploration, Inc.

Foothills Exploration, Inc., ("FTXP") through its wholly owned subsidiary Foothills Petroleum, Inc., a Nevada corporation ("Foothills"), is an early stage, independent oil and gas exploration and development company engaged in acquiring and developing oil and natural gas properties in the Rockies and Mid-Continent. Foothills seeks to acquire dislocated and underdeveloped oil and gas assets and maximize those assets to create shareholder value. Foothills maintains its principal executive office in Denver, Colorado.

Forward Looking Statements
This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by FTXP may not proceed as contemplated, and by all other matters specified in FTXP's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to substantial risk and uncertainty. FTXP does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the FTXP's filings with the Securities and Exchange Commission, including its most recent periodic reports.